Exhibit 99.1
Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018
News Release

FOR IMMEDIATE RELEASE	April 19, 2022
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, Founder & Chief Executive Officer
David A. Dykstra, Vice Chairman & Chief Operating Officer
(847) 939-9000
Web site address: www.wintrust.com

Wintrust Financial Corporation Reports First Quarter 2022 Net Income of $127.4 million

ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust”, “the Company”, “we” or “our”) (Nasdaq: WTFC) announced net income of $127.4 million or $2.07 per diluted common share for the first quarter of 2022, an increase in diluted earnings per common share of 31% compared to the fourth quarter of 2021.

Highlights of the First Quarter of 2022:
Comparative information to the fourth quarter of 2021

•Total loans, excluding Paycheck Protection Program (“PPP”) loans, increased by $796 million, or 9% on an annualized basis.
◦Core loans increased by $486 million and niche loans increased by $310 million.
◦PPP loans declined by $304 million in the first quarter of 2022 primarily as a result of processing forgiveness payments.
•Total assets increased by $109 million totaling $50.3 billion as of March 31, 2022.
•Total deposits increased by $124 million.
•Net interest income increased by $3.3 million as compared to the fourth quarter of 2021 as follows:
◦Increased $16.7 million primarily due to earning asset growth and improvement in net interest margin.
◦Decreased by approximately $6.7 million due to two fewer days in the first quarter of 2022.
◦Decreased by $6.7 million due to less PPP interest income.
•Net interest margin increased by six basis points primarily due to improved earning asset mix related to liquidity deployment and lower rates on interest bearing liabilities.
•Recorded $2.5 million of net charge-offs or three basis points on an annualized basis in the first quarter of 2022 as compared to $6.2 million of net charge-offs or seven basis points on an annualized basis in the fourth quarter of 2021.
•Recorded a provision for credit losses of $4.1 million in the first quarter of 2022 as compared to a provision for credit losses of $9.3 million in the fourth quarter of 2021.
•The allowance for credit losses on our core loan portfolio is approximately 1.31% of the outstanding balance as of March 31, 2022, down from 1.33% as of December 31, 2021. See Table 11 for more information.
•Non-performing loans decreased to 0.16% of total loans, as of March 31, 2022, down from 0.21% as of December 31, 2021.
•Mortgage banking revenue increased to $77.2 million for the first quarter of 2022 as compared to $53.1 million in the fourth quarter of 2021.
◦The Company recorded a $43.4 million increase in the value of mortgage servicing rights related to changes in fair value model assumptions as compared to a $6.7 million increase recognized in the fourth quarter of 2021.
•Recorded net losses on investment securities of $2.8 million in the first quarter of 2022 related to fair value changes in equity securities as compared to net losses of $1.1 million in the fourth quarter of 2021.
•Tangible book value per common share (non-GAAP) decreased slightly to $59.34 as of March 31, 2022 as compared to $59.64 as of December 31, 2021. The decline in tangible book value per common share was primarily driven by a decline in the market value of available-for-sale securities as of March 31, 2022, nearly offset by earnings in the quarter. See Table 17 for reconciliation of non-GAAP measures.

Edward J. Wehmer, Founder and Chief Executive Officer, commented, "Wintrust kicked off 2022 with an impressive first quarter reporting record quarterly pre-tax, pre-provision income highlighted by continued expansion of net interest income. Our diversified loan book exhibited strong growth while credit quality remains extraordinarily good. The Company’s future prospects remain bright as we believe our asset sensitive interest rate position will allow us to capitalize on potentially rising interest rates. Wintrust reported net income of $127.4 million for the first quarter of 2022, up from $98.8 million in the fourth quarter of 2021. Additionally, pre-tax, pre-provision income (non-GAAP) was a record level of $177.8 million in the first quarter of 2022 as compared to $146.3 million in the fourth quarter of 2021."

Mr. Wehmer continued, "The Company experienced robust loan growth as loans, excluding PPP loans, increased by $796 million or 9% on an annualized basis in the first quarter of 2022. We continue to pick up new market share and grow organically as all of our material loan portfolios exhibited strong growth in the first quarter of 2022. We are still experiencing low commercial line of credit utilization and feel confident that we can continue to grow loans given our robust loan pipelines and diversified loan portfolio. Our loans to deposits ratio ended the quarter at 83.6% and we believe that we have sufficient liquidity to meet customer loan demand."

Mr. Wehmer commented, "Net interest income increased by $3.3 million in the first quarter of 2022 primarily due to earning asset growth and improvement in net interest margin. The expansion in net interest income is particularly impressive when considering there were two fewer days in the first quarter of 2022 as compared to the fourth quarter of 2021. Additionally, the Company’s robust loan growth has continued to more than offset the declining contribution from PPP loans. During the quarter we also improved our net interest margin and increased our quarterly net interest income run rate by increasing our investment portfolio by $1.2 billion.”

Mr. Wehmer stated, “We have maintained our asset sensitive interest rate position which we expect to benefit us as short term interest rates rise. Based on modeled contractual cash flows, including prepayment assumptions, approximately 80% of our current loan balances are projected to reprice or mature in the next 12 months. Further, we project that, assuming an immediate and parallel 25 basis point rate hike, the cumulative increase to net interest income in the subsequent 12 months is approximately $40-$50 million. Such projections incorporate a number of assumptions and could differ materially depending on various factors including competition and the macroeconomic environment.”

Mr. Wehmer noted, “We recorded mortgage banking revenue of $77.2 million in the first quarter of 2022 as compared to $53.1 million in the fourth quarter of 2021. Loan volumes originated for sale in the first quarter of 2022 were $896 million, down from $1.3 billion in the fourth quarter of 2021. The Company recorded a $43.4 million increase in the value of mortgage servicing rights related to changes in fair value model assumptions as compared to a $6.7 million increase recognized in the fourth quarter of 2021. We are focused on expanding our market share of purchase originations and finding efficiencies in our delivery channels to reduce costs in light of the challenging interest rate environment. Based on current market conditions, we expect that mortgage originations in the second quarter of 2022 will remain relatively similar to the first quarter of 2022.”

Commenting on credit quality, Mr. Wehmer stated, "I am impressed that we have yet again, reset our record low level of non-performing loans at 0.16% of total loans, as of March 31, 2022. During the first quarter of 2022, we continued our practice of pursuing the resolution of non-performing credits and executed a loan sale that reduced non-performing loans by approximately $9 million with associated net charge-offs of $413,000. The first quarter of 2022 continued the trend of benign quarterly net charge-offs at $2.5 million and the Company recorded a provision for credit losses of $4.1 million. The allowance for credit losses on our core loan portfolio as of March 31, 2022 is approximately 1.31% of the outstanding balance. We believe that the Company’s reserves remain appropriate and we remain diligent in our review of credit."

Mr. Wehmer concluded, “Our first quarter of 2022 results continued to demonstrate the multi-faceted nature of our business model which we believe uniquely positions us to be successful. We expect to leverage our differentiated, diversified loan portfolio to outperform peers with respect to loan growth which should allow us to continue to expand net interest income. We are focused on taking advantage of market opportunities to prudently deploy excess liquidity into earning assets including core and niche loans and investment securities while maintaining an interest rate sensitive asset portfolio. We are opportunistically evaluating the acquisition market which has been active for both banks and business lines of various sizes. Of course, we remain diligent in our consideration of acquisition targets and intend to be prudent in our decision-making, always seeking to minimize dilution.”

The graphs below illustrate certain financial highlights of the first quarter of 2022 as well as historical financial performance. See “Supplemental Non-GAAP Financial Measures/Ratios” at Table 17 for additional information with respect to non-GAAP financial measures/ratios, including the reconciliations to the corresponding GAAP financial measures/ratios.

Net Income - 5 Quarter Trend
$ in Millions
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
$153.1
$105.1
$109.1
$98.8
$127.4
Q1 2021
Q2 2021
Q3 2021
Q4 2021
Q1 2022

Pre-tax income, excluding provision for credit losses, (non-GAAP) - 5 Quarter Trend

$ in Millions
$180
$165
$150
$135
$120
$105
$90
$75
$60
$161.5
$128.9
$141.8
$146.3
$177.8
Q1 2021
Q2 2021
Q3 2021
Q4 2021
Q1 2022

Pre-tax income, excluding provision for credit losses (non-GAAP) -
Q1 2022 compared to Q4 2021
$ in Millions
$190
$180
$170
$160
$150
$140
$130
$120
$110
$100
$90
$146.3
$3.3
$24.1
$(1.7)
$6.7
$(5.2)
$4.3
$177.8
Q4 2021
Net Interest Income
Mortgage Banking Revenue
Gains/Losses on investment securities, net
All other non-interest income
Salaries and Employee Benefits
All other non-interest expense
Q1 2022

Net Interest Income - Q1 2022 compared to Q4 2021
$ in Millions
$320
$300
$280
$260
$240
$220
$200
$296.0
$16.7
$(6.7)
$(6.7)
$299.3
Q4 2021
Earning Asset Growth and Net Interest Margin Improvement
Two Fewer Days
PPP Interest Income
Q1 2022

Net Interest Income - 5 Quarter Trend
$ in Millions
$315
$300
$285
$270
$255
$240
$225
$210
$261.9
$279.6
$287.5
$296.0
$299.3
Q1 2021
Q2 2021
Q3 2021
Q4 2021
Q1 2022

Tangible Book Value per Common Share (non-GAAP) -
5 Quarter Trend
$62.00
$60.00
$58.00
$56.00
$54.00
$52.00
$50.00
$48.00
$55.42
$56.92
$58.32
$59.64
$59.34
Q1 2021
Q2 2021
Q3 2021
Q4 2021
Q1 2022

Total Assets - 5 Quarter Trend
$52.0
$50.0
$48.0
$46.0
$44.0
$42.0
$40.0
$ in Billions
$45.7
$46.7
$47.8
$50.1
$50.3
Q1 2021
Q2 2021
Q3 2021
Q4 2021
Q1 2022

Total Loans - 5 Quarter Trend
$ in Billions
$38.0
$36.0
$34.0
$32.0
$30.0
$28.0
$26.0
$24.0
$33.2
$3.3
$29.9
$32.9
$1.9
$31.0
$33.3
$1.1
$32.2
$34.8
$0.6
$34.2
$35.3
$0.3
$35.0
Q1 2021
Q2 2021
Q3 2021
Q4 2021
Q1 2022
Total Loans, excluding PPP loans
PPP Loans

Total Deposits - 5 Quarter Trend
$45.0
$42.0
$39.0
$36.0
$33.0
$ in Billions
$37.9
$38.8
$40.0
$42.1
$42.2
Q1 2021
Q2 2021
Q3 2021
Q4 2021
Q1 2022

Total average interest-bearing cash* as a percentage of total average earning assets - 5 Quarter Trend
$ in Billions
$50
$45
$40
$35
$30
$25
$20
$15
$10
$5
$0
16%
14%
12%
10%
8%
6%
4%
$41.9
$42.9
$44.2
$46.1
$46.6
10.1%
9.0%
11.6%
13.3%
9.8%
$4.2
$3.8
$5.1
$6.1
$4.6
Q1 2021
Q2 2021
Q3 2021
Q4 2021
Q1 2022
Total average earning assets
Total average interest-bearing cash*
Total average interest-bearing cash* as a percentage of total average earning assets

*Total Interest-Bearing Deposits with Banks, Securities Purchased under Resale Agreements and Cash Equivalents

Non-Performing Assets as a percentage of Total Assets -
5 Quarter Trend
0.35%
0.30%
0.25%
0.20%
0.15%
0.10%
0.05%
0.25%
0.22%
0.22%
0.16%
0.13%
Q1 2021
Q2 2021
Q3 2021
Q4 2021
Q1 2022

Annualized Quarterly Net Charge-Offs as a percentage of Average Total Loans - 5 Quarter Trend
0.30%
0.25%
0.20%
0.15%
0.10%
0.05%
0.00%
0.17%
0.02%
0.00%
0.07%
0.03%
Q1 2021
Q2 2021
Q3 2021
Q4 2021
Q1 2022

Allowance for Credit Losses as a percentage of Non-Accrual Loans - 5 Quarter Trend
700.00%
600.00%
500.00%
400.00%
300.00%
200.00%
100.00%
341.29%
367.64%
352.70%
446.78%
670.77%
Q1 2021
Q2 2021
Q3 2021
Q4 2021
Q1 2022

SUMMARY OF RESULTS:

BALANCE SHEET

Total loans, excluding PPP loans, increased by $796 million as core loans increased by $486 million and niche loans increased by $310 million. See Table 1 for more information. As of March 31, 2022, virtually all of the PPP loan balances originated in 2020 were forgiven with only $40 million remaining on balance sheet of which nearly all are in the forgiveness process. Whereas, as of March 31, 2022, approximately 84% of PPP loan balances originated in 2021 were forgiven, 8% are in the forgiveness review or submission process and 8% have yet to apply for forgiveness. Also, during the first quarter of 2022 a portion of excess liquidity was deployed, increasing investments by $1.2 billion.

Total liabilities increased $115 million in the first quarter of 2022 resulting primarily from a $124 million increase in total deposits. The increase in deposits was primarily due to a $555 million increase in interest-bearing deposits partially offset by a $431 million decrease in non-interest-bearing deposits. The Company's loans to deposits ratio ended the quarter at 83.6%. Management believes in substantially funding the Company's balance sheet with core deposits and utilizes brokered or wholesale funding sources on a limited basis to manage its liquidity position as well as for interest rate risk management purposes.

For more information regarding changes in the Company’s balance sheet, see Consolidated Statements of Condition and Tables 1 through 3 in this report.

NET INTEREST INCOME

For the first quarter of 2022, net interest income totaled $299.3 million, an increase of $3.3 million as compared to the fourth quarter of 2021. The $3.3 million increase in net interest income in the first quarter of 2022 compared to the fourth quarter of 2021 was primarily due to earning asset growth and improvement in net interest margin. Additionally, the net interest income growth occurred despite two fewer days in the first quarter of 2022 compared to the fourth quarter of 2021 and a decline of $6.7 million due to less PPP interest income. As of March 31, 2022, the Company had approximately $6.3 million of net PPP loan fees that have yet to be recognized in income.

Net interest margin was 2.60% (2.61% on a fully taxable-equivalent basis, non-GAAP) during the first quarter of 2022 compared to 2.54% (2.55% on a fully taxable-equivalent basis, non-GAAP) during the fourth quarter of 2021. The net interest margin increase as compared to the fourth quarter of 2021 was due to a three basis point increase in yield on earning assets and a three basis point decrease in the rate paid on interest-bearing liabilities. The decrease in the rate paid on interest-bearing liabilities in the first quarter of 2022 as compared to the fourth quarter of 2021 is primarily due to a two basis point decrease in the rate paid on interest-bearing deposits primarily due to lower repricing of time deposits. The three basis point increase in the yield on earning assets in the first quarter of 2022 as compared to the fourth quarter of 2021 was primarily due to a shift in earning asset mix through liquidity deployment with increasing investment securities and decreasing levels of lower yielding liquidity management assets.

For more information regarding net interest income, see Tables 4 through 7 in this report.

ASSET QUALITY

The allowance for credit losses totaled $301.3 million as of March 31, 2022, an increase of $1.6 million as compared to $299.7 million as of December 31, 2021. A provision for credit losses totaling $4.1 million was recorded for the first quarter of 2022 as compared to $9.3 million recorded in the fourth quarter of 2021. For more information regarding the provision for credit losses, see Table 10 in this report.

Management believes the allowance for credit losses is appropriate to account for expected credit losses. The Current Expected Credit Losses (“CECL”) accounting standard requires the Company to estimate expected credit losses over the life of the Company’s financial assets as of the reporting date. There can be no assurances, however, that future losses will not significantly exceed the amounts provided for, thereby affecting future results of operations. A summary of the allowance for credit losses calculated for the loan components in each portfolio as of March 31, 2022, December 31, 2021, and September 30, 2021 is shown on Table 11 of this report.

Net charge-offs totaled $2.5 million in the first quarter of 2022, as compared to $6.2 million of net charge-offs in the fourth quarter of 2021. Net charge-offs as a percentage of average total loans were reported as three basis points in the first quarter of

2022 on an annualized basis compared to seven basis points on an annualized basis in the fourth quarter of 2021. For more information regarding net charge-offs, see Table 9 in this report.

The Company’s delinquency rates remain low and manageable. For more information regarding past due loans, see Table 12 in this report.

The ratio of non-performing assets to total assets was 0.13% as of March 31, 2022, compared to 0.16% at December 31, 2021. Non-performing assets totaled $63.5 million at March 31, 2022, compared to $78.7 million at December 31, 2021. Non-performing loans totaled $57.3 million, or 0.16% of total loans, at March 31, 2022 compared to $74.4 million, or 0.21% of total loans, at December 31, 2021. Other real estate owned (“OREO”) totaled $6.2 million at March 31, 2022, an increase of $1.9 million compared to $4.3 million at December 31, 2021. Management is pursuing the resolution of all non-performing assets. At this time, management believes OREO is appropriately valued at the lower of carrying value or fair value less estimated costs to sell. For more information regarding non-performing assets, see Table 13 in this report.

NON-INTEREST INCOME

Wealth management revenue decreased by $1.1 million during the first quarter of 2022 as compared to the fourth quarter of 2021 primarily related to unfavorable equity market performance. Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and Great Lakes Advisors, the brokerage commissions, managed money fees and insurance product commissions at Wintrust Investments and fees from tax-deferred like-kind exchange services provided by the Chicago Deferred Exchange Company.

Mortgage banking revenue increased by $24.1 million in the first quarter of 2022 as compared to the fourth quarter of 2021, primarily due to a $43.4 million favorable mortgage servicing rights portfolio fair value adjustment as compared to a $6.7 million favorable adjustment recognized in the fourth quarter of 2021. This increase was partially offset by a $13.6 million decline in production revenue. Loans originated for sale were $896 million in the first quarter of 2022, a decrease of $403 million as compared to the fourth quarter of 2021. The percentage of origination volume from refinancing activities was 47% in the first quarter of 2022 as compared to 48% in the fourth quarter of 2021. Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market.

During the first quarter of 2022, the fair value of the mortgage servicing rights portfolio increased primarily due to the fair value adjustment increase of $43.4 million and capitalization of $14.4 million. These increases were partially offset by a reduction in value of $6.0 million due to payoffs and paydowns of the existing portfolio.

The Company recorded $3.7 million of fees from covered call options in the first quarter of 2022 as compared to $1.1 million in the fourth quarter of 2021. The Company has typically written call options with terms of less than three months against certain U.S. Treasury and agency securities held in its portfolio for liquidity and other purposes. Management has entered into these transactions with the goal of economically hedging security positions and enhancing its overall return on its investment portfolio by using fees generated from these options to compensate for net interest margin compression. These option transactions are designed to mitigate overall interest rate risk and do not qualify as hedges pursuant to accounting guidance.

Trading gains totaled $3.9 million in the first quarter of 2022 as compared to a gain of $206,000 recognized in the fourth quarter of 2021. Trading gains in the first quarter of 2022 relate primarily to a favorable market value adjustment on an interest rate cap derivative held as an economic hedge for potentially rising interest rates.

The Company recognized net losses on investment securities of $2.8 million in the first quarter of 2022 as compared to net losses of $1.1 million recognized in the fourth quarter of 2021.

Net operating lease income totaled $15.5 million in the first quarter of 2022 as compared to $14.2 million in the fourth quarter of 2021. The $1.3 million increase in the first quarter of 2022 is primarily attributable to increased gains on sale of lease assets as compared to the fourth quarter of 2021.

For more information regarding non-interest income, see Tables 14 and 15 in this report.

NON-INTEREST EXPENSE

Salaries and employee benefits expense increased by $5.2 million in the first quarter of 2022 as compared to the fourth quarter of 2021. The $5.2 million increase is primarily related to increased salary and incentive compensation expense, partially offset by lower commissions expense due to declining mortgage production.

Software and equipment expense totaled $22.8 million in the first quarter of 2022, a decrease of $898,000 as compared to the fourth quarter of 2021. The decrease is primarily due to accelerated depreciation recognized in the fourth quarter of 2021 related to the reduction in the useful life of a software asset that is planned to be replaced as we continue to make upgrades to our digital customer experience.

Advertising and marketing expenses in the first quarter of 2022 decreased by $2.1 million as compared to the fourth quarter of 2021 primarily related to lower media advertising costs. Marketing costs are incurred to promote the Company's brand, commercial banking capabilities, the Company's various products, to attract loans and deposits and to announce new branch openings as well as the expansion of the Company's non-bank businesses. The level of marketing expenditures depends on the timing of sponsorship programs utilized which are determined based on the market area, targeted audience, competition and various other factors.

The Company recorded a net OREO gain of $1.0 million in the first quarter of 2022 as compared to a net gain of $641,000 in the fourth quarter of 2021. The net gains are primarily attributable to the sale of OREO properties during the fourth quarter of 2021 and first quarter of 2022.

Miscellaneous expense in the first quarter of 2022 decreased by $1.2 million as compared to the fourth quarter of 2021. Miscellaneous expense includes ATM expenses, correspondent bank charges, directors fees, telephone, travel and entertainment, corporate insurance, dues and subscriptions, problem loan expenses and lending origination costs that are not deferred.

For more information regarding non-interest expense, see Table 16 in this report.

INCOME TAXES

The Company recorded income tax expense of $46.3 million in the first quarter of 2022 compared to $38.3 million in the fourth quarter of 2021. The effective tax rates were 26.65% in the first quarter of 2022 compared to 27.94% in the fourth quarter of 2021. The effective tax rates were partially impacted by the tax effects related to share-based compensation which fluctuate based on the Company’s stock price and timing of employee stock option exercises and vesting of other share-based awards. The Company recorded excess tax benefits of $2.2 million in the first quarter of 2022, compared to excess tax benefits of $866,000 in the fourth quarter of 2021 related to share-based compensation.

BUSINESS UNIT SUMMARY

Community Banking

Through its community banking unit, the Company provides banking and financial services primarily to individuals, small to mid-sized businesses, local governmental units and institutional clients residing primarily in the local areas the Company services. In the first quarter of 2022, this unit expanded its loan portfolio. The segment’s net interest income increased in the first quarter of 2022 as compared to the fourth quarter of 2021 due to growth in earning assets and an increased net interest margin.

Mortgage banking revenue was $77.2 million for the first quarter of 2022, an increase of $24.1 million as compared to the fourth quarter of 2021. Service charges on deposit accounts totaled $15.3 million in the first quarter of 2022, an increase of $549,000 as compared to the fourth quarter of 2021 primarily due to higher fees associated with commercial account activity. The Company’s gross commercial and commercial real estate loan pipelines remained robust as of March 31, 2022 indicating momentum for continued loan growth in the second quarter of 2022.

Specialty Finance

Through its specialty finance unit, the Company offers financing of insurance premiums for businesses and individuals, equipment financing through structured loans and lease products to customers in a variety of industries, accounts receivable financing and value-added, out-sourced administrative services and other services. Originations within the insurance premium financing receivables portfolio were $3.4 billion during the first quarter of 2022 and average balances increased by $551.4 million as compared to the fourth quarter of 2021. The Company’s leasing portfolio balance was unchanged in the first quarter of 2022, with its portfolio of assets, including capital leases, loans and equipment on operating leases, totaling $2.4 billion as of March 31, 2022 and December 31, 2021. Revenues from the Company’s out-sourced administrative services business were $1.9 million in the first quarter of 2022, effectively unchanged from the fourth quarter of 2021.

Wealth Management

Through four separate subsidiaries within its wealth management unit, the Company offers a full range of wealth management services, including trust and investment services, tax-deferred like-kind exchange services, asset management, securities brokerage services and 401(k) and retirement plan services. Wealth management revenue totaled $31.4 million in the first quarter of 2022, a decrease of $1.1 million compared to the fourth quarter of 2021. Decreases in wealth management revenue were primarily due to unfavorable equity market performance during the first quarter of 2022. At March 31, 2022, the Company’s wealth management subsidiaries had approximately $35.8 billion of assets under administration, which included $6.7 billion of assets owned by the Company and its subsidiary banks, representing a $274 million increase from the $35.5 billion of assets under administration at December 31, 2021.

ITEMS IMPACTING COMPARATIVE FINANCIAL RESULTS

Insurance Agency Loan Portfolio

On November 15, 2021, the Company completed its acquisition of certain assets from The Allstate Corporation (“Allstate”). Through this business combination, the Company acquired approximately $581.6 million of loans, net of allowance for credit losses measured on the acquisition date. The loan portfolio was comprised of approximately 1,800 loans to Allstate agents nationally. In addition to acquiring the loans, the Company became the national preferred provider of loans to Allstate agents. In connection with the loan acquisition, a team of Allstate agency lending specialists joined the Company, to augment and expand Wintrust’s existing insurance agency finance business. As the transaction was determined to be a business combination, the Company recorded goodwill of approximately $9.3 million on the purchase.

WINTRUST FINANCIAL CORPORATION
Key Operating Measures

Wintrust’s key operating measures and growth rates for the first quarter of 2022, as compared to the fourth quarter of 2021 (sequential quarter) and first quarter of 2021 (linked quarter), are shown in the table below:

				% or(1) basis point (bp) change from 4th Quarter 2021		% or basis point (bp) change from 1st Quarter 2021
	Three Months Ended
(Dollars in thousands, except per share data)	Mar 31, 2022	Dec 31, 2021	Mar 31, 2021
Net income	$127,391	$98,757	$153,148	29%		(17)%
Pre-tax income, excluding provision for credit losses (non-GAAP) (2)	177,786	146,344	161,512	21		10
Net income per common share – diluted	2.07	1.58	2.54	31		(19)
Cash dividends declared per common share	0.34	0.31	0.31	10		10
Net revenue (3)	462,084	429,743	448,401	8		3
Net interest income	299,294	295,976	261,895	1		14
Net interest margin	2.60%	2.54%	2.53%	6	bps	7	bps
Net interest margin – fully taxable-equivalent (non-GAAP) (2)	2.61	2.55	2.54	6		7
Net overhead ratio (4)	1.00	1.21	0.90	(21)		10
Return on average assets	1.04	0.80	1.38	24		(34)
Return on average common equity	11.94	9.05	15.80	289		(386)
Return on average tangible common equity (non-GAAP) (2)	14.48	11.04	19.49	344		(501)
At end of period
Total assets	$50,250,661	$50,142,143	$45,682,202	1%		10%
Total loans (5)	35,280,547	34,789,104	33,171,233	6		6
Total deposits	42,219,322	42,095,585	37,872,652	1		11
Total shareholders’ equity	4,492,256	4,498,688	4,252,511	(1)		6
(1)Period-end balance sheet percentage changes are annualized.
(2)See “Supplemental Non-GAAP Financial Measures/Ratios” at Table 17 for additional information on this performance measure/ratio.
(3)Net revenue is net interest income plus non-interest income.
(4)The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s average total assets. A lower ratio indicates a higher degree of efficiency.
(5)Excludes mortgage loans held-for-sale.
Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern, for decision-making purposes, underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Financial Highlights.”

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights

	Three Months Ended
(Dollars in thousands, except per share data)	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
Selected Financial Condition Data (at end of period):
Total assets	$50,250,661	$50,142,143	$47,832,271	$46,738,450	$45,682,202
Total loans (1)	35,280,547	34,789,104	33,264,043	32,911,187	33,171,233
Total deposits	42,219,322	42,095,585	39,952,558	38,804,616	37,872,652
Total shareholders’ equity	4,492,256	4,498,688	4,410,317	4,339,011	4,252,511
Selected Statements of Income Data:
Net interest income	$299,294	$295,976	$287,496	$279,590	$261,895
Net revenue (2)	462,084	429,743	423,970	408,963	448,401
Net income	127,391	98,757	109,137	105,109	153,148
Pre-tax income, excluding provision for credit losses (non-GAAP) (3)	177,786	146,344	141,826	128,851	161,512
Net income per common share – Basic	2.11	1.61	1.79	1.72	2.57
Net income per common share – Diluted	2.07	1.58	1.77	1.70	2.54
Cash dividends declared per common share	0.34	0.31	0.31	0.31	0.31
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	2.60%	2.54%	2.58%	2.62%	2.53%
Net interest margin – fully taxable-equivalent (non-GAAP) (3)	2.61	2.55	2.59	2.63	2.54
Non-interest income to average assets	1.33	1.08	1.15	1.13	1.68
Non-interest expense to average assets	2.33	2.29	2.37	2.45	2.59
Net overhead ratio (4)	1.00	1.21	1.22	1.32	0.90
Return on average assets	1.04	0.80	0.92	0.92	1.38
Return on average common equity	11.94	9.05	10.31	10.24	15.80
Return on average tangible common equity (non-GAAP) (3)	14.48	11.04	12.62	12.62	19.49
Average total assets	$49,501,844	$49,118,777	$47,192,510	$45,946,751	$44,988,733
Average total shareholders’ equity	4,500,460	4,433,953	4,343,915	4,256,778	4,164,890
Average loans to average deposits ratio	83.8%	81.7%	83.8%	86.7%	87.1%
Period-end loans to deposits ratio	83.6	82.6	83.3	84.8	87.6
Common Share Data at end of period:
Market price per common share	$92.93	$90.82	$80.37	$75.63	$75.80
Book value per common share	71.26	71.62	70.19	68.81	67.34
Tangible book value per common share (non-GAAP) (3)	59.34	59.64	58.32	56.92	55.42
Common shares outstanding	57,253,214	57,054,091	56,956,026	57,066,677	57,023,273
Other Data at end of period:
Tier 1 leverage ratio (5)	8.1%	8.0%	8.1%	8.2%	8.2%
Risk-based capital ratios:
Tier 1 capital ratio (5)	9.5	9.6	9.9	10.1	10.2
Common equity tier 1 capital ratio (5)	8.6	8.6	8.9	9.0	9.0
Total capital ratio (5)	11.6	11.6	12.1	12.4	12.6
Allowance for credit losses (6)	$301,327	$299,731	$296,138	$304,121	$321,308
Allowance for loan and unfunded lending-related commitment losses to total loans	0.85%	0.86%	0.89%	0.92%	0.97%
Number of:
Bank subsidiaries	15	15	15	15	15
Banking offices	174	173	172	172	182
(1)Excludes mortgage loans held-for-sale.
(2)Net revenue is net interest income and non-interest income.
(3)See “Supplemental Non-GAAP Financial Measures/Ratios” at Table 17 for additional information on this performance measure/ratio.
(4)The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s average total assets. A lower ratio indicates a higher degree of efficiency.
(5)Capital ratios for current quarter-end are estimated.
(6)The allowance for credit losses includes the allowance for loan losses, the allowance for unfunded lending-related commitments and the allowance for held-to-maturity securities losses.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2022	2021	2021	2021	2021
Assets
Cash and due from banks	$462,516	$411,150	$462,244	$434,957	$426,325
Federal funds sold and securities purchased under resale agreements	700,056	700,055	55	52	52
Interest-bearing deposits with banks	4,013,597	5,372,603	5,232,315	4,707,415	3,348,794
Available-for-sale securities, at fair value	2,998,898	2,327,793	2,373,478	2,188,608	2,430,749
Held-to-maturity securities, at amortized cost	3,435,729	2,942,285	2,736,722	2,498,232	2,166,419
Trading account securities	852	1,061	1,103	2,667	951
Equity securities with readily determinable fair value	92,689	90,511	88,193	86,316	90,338
Federal Home Loan Bank and Federal Reserve Bank stock	136,163	135,378	135,408	136,625	135,881
Brokerage customer receivables	22,888	26,068	26,378	23,093	19,056
Mortgage loans held-for-sale	606,545	817,912	925,312	984,994	1,260,193
Loans, net of unearned income	35,280,547	34,789,104	33,264,043	32,911,187	33,171,233
Allowance for loan losses	(250,539)	(247,835)	(248,612)	(261,089)	(277,709)
Net loans	35,030,008	34,541,269	33,015,431	32,650,098	32,893,524
Premises, software and equipment, net	761,213	766,405	748,872	752,375	760,522
Lease investments, net	240,656	242,082	243,933	219,023	238,984
Accrued interest receivable and other assets	1,066,750	1,084,115	1,166,917	1,185,811	1,230,362
Trade date securities receivable	—	—	—	189,851	—
Goodwill	655,402	655,149	645,792	646,336	646,017
Other acquisition-related intangible assets	26,699	28,307	30,118	31,997	34,035
Total assets	$50,250,661	$50,142,143	$47,832,271	$46,738,450	$45,682,202
Liabilities and Shareholders’ Equity
Deposits:
Non-interest-bearing	$13,748,918	$14,179,980	$13,255,417	$12,796,110	$12,297,337
Interest-bearing	28,470,404	27,915,605	26,697,141	26,008,506	25,575,315
Total deposits	42,219,322	42,095,585	39,952,558	38,804,616	37,872,652
Federal Home Loan Bank advances	1,241,071	1,241,071	1,241,071	1,241,071	1,228,436
Other borrowings	482,516	494,136	504,527	518,493	516,877
Subordinated notes	437,033	436,938	436,811	436,719	436,595
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Trade date securities payable	437	—	1,348	—	995
Accrued interest payable and other liabilities	1,124,460	1,122,159	1,032,073	1,144,974	1,120,570
Total liabilities	45,758,405	45,643,455	43,421,954	42,399,439	41,429,691
Shareholders’ Equity:
Preferred stock	412,500	412,500	412,500	412,500	412,500
Common stock	59,091	58,892	58,794	58,770	58,727
Surplus	1,698,093	1,685,572	1,674,062	1,669,002	1,663,008
Treasury stock	(109,903)	(109,903)	(109,903)	(100,363)	(100,363)
Retained earnings	2,548,474	2,447,535	2,373,447	2,288,969	2,208,535
Accumulated other comprehensive (loss) income	(115,999)	4,092	1,417	10,133	10,104
Total shareholders’ equity	4,492,256	4,498,688	4,410,317	4,339,011	4,252,511
Total liabilities and shareholders’ equity	$50,250,661	$50,142,143	$47,832,271	$46,738,450	$45,682,202

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
(In thousands, except per share data)	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
Interest income
Interest and fees on loans	$285,698	$289,140	$285,587	$284,701	$274,100
Mortgage loans held-for-sale	6,087	7,234	7,716	8,183	9,036
Interest-bearing deposits with banks	1,687	2,254	2,000	1,153	1,199
Federal funds sold and securities purchased under resale agreements	431	173	—	—	—
Investment securities	32,398	27,210	25,189	23,623	19,264
Trading account securities	5	4	3	1	2
Federal Home Loan Bank and Federal Reserve Bank stock	1,772	1,776	1,777	1,769	1,745
Brokerage customer receivables	174	188	185	149	123
Total interest income	328,252	327,979	322,457	319,579	305,469
Interest expense
Interest on deposits	14,854	16,572	19,305	24,298	27,944
Interest on Federal Home Loan Bank advances	4,816	4,923	4,931	4,887	4,840
Interest on other borrowings	2,239	2,250	2,501	2,568	2,609
Interest on subordinated notes	5,482	5,514	5,480	5,512	5,477
Interest on junior subordinated debentures	1,567	2,744	2,744	2,724	2,704
Total interest expense	28,958	32,003	34,961	39,989	43,574
Net interest income	299,294	295,976	287,496	279,590	261,895
Provision for credit losses	4,106	9,299	(7,916)	(15,299)	(45,347)
Net interest income after provision for credit losses	295,188	286,677	295,412	294,889	307,242
Non-interest income
Wealth management	31,394	32,489	31,531	30,690	29,309
Mortgage banking	77,231	53,138	55,794	50,584	113,494
Service charges on deposit accounts	15,283	14,734	14,149	13,249	12,036
(Losses) gains on investment securities, net	(2,782)	(1,067)	(2,431)	1,285	1,154
Fees from covered call options	3,742	1,128	1,157	1,388	—
Trading gains (losses), net	3,889	206	58	(438)	419
Operating lease income, net	15,475	14,204	12,807	12,240	14,440
Other	18,558	18,935	23,409	20,375	15,654
Total non-interest income	162,790	133,767	136,474	129,373	186,506
Non-interest expense
Salaries and employee benefits	172,355	167,131	170,912	172,817	180,809
Software and equipment	22,810	23,708	22,029	20,866	20,912
Operating lease equipment depreciation	9,708	10,147	10,013	9,949	10,771
Occupancy, net	17,824	18,343	18,158	17,687	19,996
Data processing	7,505	7,207	7,104	6,920	6,048
Advertising and marketing	11,924	13,981	13,443	11,305	8,546
Professional fees	8,401	7,551	7,052	7,304	7,587
Amortization of other acquisition-related intangible assets	1,609	1,811	1,877	2,039	2,007
FDIC insurance	7,729	7,317	6,750	6,405	6,558
OREO expense, net	(1,032)	(641)	(1,531)	769	(251)
Other	25,465	26,844	26,337	24,051	23,906
Total non-interest expense	284,298	283,399	282,144	280,112	286,889
Income before taxes	173,680	137,045	149,742	144,150	206,859
Income tax expense	46,289	38,288	40,605	39,041	53,711
Net income	$127,391	$98,757	$109,137	$105,109	$153,148
Preferred stock dividends	6,991	6,991	6,991	6,991	6,991
Net income applicable to common shares	$120,400	$91,766	$102,146	$98,118	$146,157
Net income per common share - Basic	$2.11	$1.61	$1.79	$1.72	$2.57
Net income per common share - Diluted	$2.07	$1.58	$1.77	$1.70	$2.54
Cash dividends declared per common share	$0.34	$0.31	$0.31	$0.31	$0.31
Weighted average common shares outstanding	57,196	57,022	57,000	57,049	56,904
Dilutive potential common shares	862	976	753	726	681
Average common shares and dilutive common shares	58,058	57,998	57,753	57,775	57,585

TABLE 1: LOAN PORTFOLIO MIX AND GROWTH RATES

						% Growth From (2)
(Dollars in thousands)	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2021 (1)	Mar 31, 2021
Balance:
Mortgage loans held-for-sale, excluding early buy-out exercised loans guaranteed by U.S. Government Agencies	$296,548	$473,102	$570,663	$633,006	$890,749	NM	(67)%
Mortgage loans held-for-sale, early buy-out exercised loans guaranteed by U.S. Government Agencies	309,997	344,810	354,649	351,988	369,444	(41)	(16)
Total mortgage loans held-for-sale	$606,545	$817,912	$925,312	$984,994	$1,260,193	NM	(52)%

Core loans:
Commercial
Commercial and industrial	$5,348,266	$5,346,084	$4,953,769	$4,650,607	$4,630,795	0%	15%
Asset-based lending	1,365,297	1,299,869	1,066,376	892,109	720,772	20	89
Municipal	533,357	536,498	524,192	511,094	493,417	(2)	8
Leases	1,481,368	1,454,099	1,365,281	1,357,036	1,290,778	8	15
Commercial real estate
Residential construction	57,037	51,464	49,754	55,735	72,058	44	(21)
Commercial construction	1,055,972	1,034,988	1,038,034	1,090,447	1,040,631	8	1
Land	283,397	269,752	255,927	239,067	240,635	21	18
Office (3)	1,273,705	1,285,686	1,269,746	1,220,658	1,131,472	(4)	13
Industrial (3)	1,668,516	1,585,808	1,490,358	1,434,377	1,152,522	21	45
Retail (3)	1,395,021	1,429,567	1,462,101	1,455,638	1,198,025	(10)	16
Multi-family (3)	2,175,875	2,043,754	2,038,526	1,984,582	1,739,521	26	25
Mixed use and other (3)	1,325,551	1,289,267	1,281,268	1,197,865	1,969,915	11	(33)
Home equity	321,435	335,155	347,662	369,806	390,253	(17)	(18)
Residential real estate
Residential real estate loans for investment	1,749,889	1,606,271	1,520,750	1,479,507	1,370,132	36	28
Residential mortgage loans, early buy-out eligible loans guaranteed by U.S. Government Agencies	13,520	22,707	18,847	44,333	45,508	NM	(70)
Residential mortgage loans, early buy-out exercised loans guaranteed by U.S. Government Agencies	36,576	8,121	8,139	6,445	6,333	NM	NM
Total core loans	$20,084,782	$19,599,090	$18,690,730	$17,989,306	$17,492,767	10%	15%

Niche loans:
Commercial
Franchise	$1,181,761	$1,227,234	$1,176,569	$1,060,468	$1,128,493	(15)%	5%
Mortgage warehouse lines of credit	261,847	359,818	468,162	529,867	587,868	NM	(55)
Community Advantage - homeowners association	324,383	308,286	291,153	287,689	272,222	21	19
Insurance agency lending	833,720	813,897	260,482	273,999	290,880	10	NM
Premium Finance receivables
U.S. property & casualty insurance	4,271,828	4,178,474	3,921,289	3,805,504	3,342,730	9	28
Canada property & casualty insurance	665,580	677,013	695,688	716,367	615,813	(7)	8
Life insurance	7,354,163	7,042,810	6,655,453	6,359,556	6,111,495	18	20
Consumer and other	48,519	24,199	22,529	9,024	35,983	NM	35
Total niche loans	$14,941,801	$14,631,731	$13,491,325	$13,042,474	$12,385,484	9%	21%

Commercial PPP loans:
Originated in 2020	$40,016	$74,412	$172,849	$656,502	$2,049,342	NM	(98)%
Originated in 2021	213,948	483,871	909,139	1,222,905	1,243,640	NM	(83)
Total commercial PPP loans	$253,964	$558,283	$1,081,988	$1,879,407	$3,292,982	NM	(92)%

Total loans, net of unearned income	$35,280,547	$34,789,104	$33,264,043	$32,911,187	$33,171,233	6%	6%
(1)Annualized.
(2)NM - Not meaningful.
(3)As a result of a review of the composition of borrowers within the mixed use and other loan portfolio, the Company identified certain loans that would be more precisely classified within a separate class of non-construction commercial real estate. This change in classification was based on related collateral and source of repayment of the underlying loan. Balances within such categories were also updated as of September 30, 2021 and June 30, 2021 in the table above for comparison purposes.

TABLE 2: DEPOSIT PORTFOLIO MIX AND GROWTH RATES

						% Growth From
(Dollars in thousands)	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2021 (1)	Mar 31, 2021
Balance:
Non-interest-bearing	$13,748,918	$14,179,980	$13,255,417	$12,796,110	$12,297,337	(12)%	12%
NOW and interest-bearing demand deposits	4,571,484	4,158,871	3,769,825	3,625,538	3,562,312	40	28
Wealth management deposits (2)	5,402,271	4,491,795	4,177,820	4,399,303	4,274,527	82	26
Money market	10,671,424	11,449,469	10,757,654	9,843,390	9,236,434	(28)	16
Savings	4,089,230	3,846,681	3,861,296	3,776,400	3,690,892	26	11
Time certificates of deposit	3,735,995	3,968,789	4,130,546	4,363,875	4,811,150	(24)	(22)
Total deposits	$42,219,322	$42,095,585	$39,952,558	$38,804,616	$37,872,652	1%	11%
Mix:
Non-interest-bearing	32%	34%	33%	33%	32%
NOW and interest-bearing demand deposits	11	10	9	9	9
Wealth management deposits (2)	13	11	11	11	11
Money market	25	27	27	25	25
Savings	10	9	10	10	10
Time certificates of deposit	9	9	10	12	13
Total deposits	100%	100%	100%	100%	100%
(1)Annualized.
(2)Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wintrust Investments, Chicago Deferred Exchange Company, LLC (“CDEC”), trust and asset management customers of the Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts.

TABLE 3: TIME CERTIFICATES OF DEPOSIT MATURITY/RE-PRICING ANALYSIS
As of March 31, 2022

(Dollars in thousands)	Total Time Certificates of Deposit	Weighted-Average Rate of Maturing Time Certificates of Deposit (1)
1-3 months	$777,783	0.35%
4-6 months	730,262	0.38
7-9 months	686,898	0.39
10-12 months	564,328	0.40
13-18 months	521,500	0.38
19-24 months	297,563	0.48
24+ months	157,661	0.53
Total	$3,735,995	0.39%
(1)Weighted-average rate excludes the impact of purchase accounting fair value adjustments.

TABLE 4: QUARTERLY AVERAGE BALANCES

	Average Balance for three months ended,
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2022	2021	2021	2021	2021
Interest-bearing deposits with banks, securities purchased under resale agreements and cash equivalents (1)	$4,563,726	$6,148,165	$5,112,720	$3,844,355	$4,230,886
Investment securities (2)	6,378,022	5,317,351	5,065,593	4,771,403	3,944,676
FHLB and FRB stock	135,912	135,414	136,001	136,324	135,758
Liquidity management assets (3)	11,077,660	11,600,930	10,314,314	8,752,082	8,311,320
Other earning assets (3)(4)	25,192	28,298	28,238	23,354	20,370
Mortgage loans held-for-sale	664,019	827,672	871,824	991,011	1,151,848
Loans, net of unearned income (3)(5)	34,830,520	33,677,777	32,985,445	33,085,174	32,442,927
Total earning assets (3)	46,597,391	46,134,677	44,199,821	42,851,621	41,926,465
Allowance for loan and investment security losses	(253,080)	(254,874)	(269,963)	(285,686)	(327,080)
Cash and due from banks	481,634	468,331	425,000	470,566	366,413
Other assets	2,675,899	2,770,643	2,837,652	2,910,250	3,022,935
Total assets	$49,501,844	$49,118,777	$47,192,510	$45,946,751	$44,988,733

NOW and interest-bearing demand deposits	$4,287,228	$3,962,739	$3,757,677	$3,626,424	$3,493,451
Wealth management deposits	4,427,301	4,514,319	4,672,402	4,369,998	4,156,398
Money market accounts	11,353,348	11,274,230	10,027,424	9,547,167	9,335,920
Savings accounts	3,904,299	3,766,037	3,851,523	3,728,271	3,587,566
Time deposits	3,861,371	4,058,282	4,236,317	4,632,796	4,875,392
Interest-bearing deposits	27,833,547	27,575,607	26,545,343	25,904,656	25,448,727
Federal Home Loan Bank advances	1,241,071	1,241,073	1,241,073	1,235,142	1,228,433
Other borrowings	494,267	501,933	512,785	525,924	518,188
Subordinated notes	436,966	436,861	436,746	436,644	436,532
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Total interest-bearing liabilities	30,259,417	30,009,040	28,989,513	28,355,932	27,885,446
Non-interest-bearing deposits	13,734,064	13,640,270	12,834,084	12,246,274	11,811,194
Other liabilities	1,007,903	1,035,514	1,024,998	1,087,767	1,127,203
Equity	4,500,460	4,433,953	4,343,915	4,256,778	4,164,890
Total liabilities and shareholders’ equity	$49,501,844	$49,118,777	$47,192,510	$45,946,751	$44,988,733

Net free funds/contribution (6)	$16,337,974	$16,125,637	$15,210,308	$14,495,689	$14,041,019
(1)Includes interest-bearing deposits from banks and securities purchased under resale agreements with original maturities of greater than three months. Cash equivalents include federal funds sold and securities purchased under resale agreements with original maturities of three months or less.
(2)Investment securities includes investment securities classified as available-for-sale and held-to-maturity, and equity securities with readily determinable fair values. Equity securities without readily determinable fair values are included within other assets.
(3)See “Supplemental Non-GAAP Financial Measures/Ratios” at Table 17 for additional information on this performance measure/ratio.
(4)Other earning assets include brokerage customer receivables and trading account securities.
(5)Loans, net of unearned income, include non-accrual loans.
(6)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

TABLE 5: QUARTERLY NET INTEREST INCOME

	Net Interest Income for three months ended,
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2022	2021	2021	2021	2021
Interest income:
Interest-bearing deposits with banks, securities purchased under resale agreements and cash equivalents	$2,118	$2,427	$2,000	$1,153	$1,199
Investment securities	32,863	27,696	25,681	24,117	19,764
FHLB and FRB stock	1,772	1,776	1,777	1,769	1,745
Liquidity management assets (1)	36,753	31,899	29,458	27,039	22,708
Other earning assets (1)	181	194	188	150	125
Mortgage loans held-for-sale	6,087	7,234	7,716	8,183	9,036
Loans, net of unearned income (1)	286,125	289,557	285,998	285,116	274,484
Total interest income	$329,146	$328,884	$323,360	$320,488	$306,353

Interest expense:
NOW and interest-bearing demand deposits	$849	$774	$767	$736	$901
Wealth management deposits	7,098	7,595	7,888	7,686	7,351
Money market accounts	2,609	2,604	2,342	2,795	2,865
Savings accounts	336	345	406	402	430
Time deposits	3,962	5,254	7,902	12,679	16,397
Interest-bearing deposits	14,854	16,572	19,305	24,298	27,944
Federal Home Loan Bank advances	4,816	4,923	4,931	4,887	4,840
Other borrowings	2,239	2,250	2,501	2,568	2,609
Subordinated notes	5,482	5,514	5,480	5,512	5,477
Junior subordinated debentures	1,567	2,744	2,744	2,724	2,704
Total interest expense	$28,958	$32,003	$34,961	$39,989	$43,574

Less: Fully taxable-equivalent adjustment	(894)	(905)	(903)	(909)	(884)
Net interest income (GAAP) (2)	299,294	295,976	287,496	279,590	261,895
Fully taxable-equivalent adjustment	894	905	903	909	884
Net interest income, fully taxable-equivalent (non-GAAP) (2)	$300,188	$296,881	$288,399	$280,499	$262,779
(1)Interest income on tax-advantaged loans, trading securities and investment securities reflects a taxable-equivalent adjustment based on the marginal federal corporate tax rate in effect as of the applicable period.
(2)See “Supplemental Non-GAAP Financial Measures/Ratios” at Table 17 for additional information on this performance measure/ratio.

TABLE 6: QUARTERLY NET INTEREST MARGIN

	Net Interest Margin for three months ended,
	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
Yield earned on:
Interest-bearing deposits with banks, securities purchased under resale agreements and cash equivalents	0.19%	0.16%	0.16%	0.12%	0.11%
Investment securities	2.09	2.07	2.01	2.03	2.03
FHLB and FRB stock	5.29	5.20	5.18	5.20	5.21
Liquidity management assets	1.35	1.09	1.13	1.24	1.11
Other earning assets	2.91	2.71	2.64	2.59	2.50
Mortgage loans held-for-sale	3.72	3.47	3.51	3.31	3.18
Loans, net of unearned income	3.33	3.41	3.44	3.46	3.43
Total earning assets	2.86%	2.83%	2.90%	3.00%	2.96%

Rate paid on:
NOW and interest-bearing demand deposits	0.08%	0.08%	0.08%	0.08%	0.10%
Wealth management deposits	0.65	0.67	0.67	0.71	0.72
Money market accounts	0.09	0.09	0.09	0.12	0.12
Savings accounts	0.03	0.04	0.04	0.04	0.05
Time deposits	0.42	0.51	0.74	1.10	1.36
Interest-bearing deposits	0.22	0.24	0.29	0.38	0.45
Federal Home Loan Bank advances	1.57	1.57	1.58	1.59	1.60
Other borrowings	1.84	1.78	1.94	1.96	2.04
Subordinated notes	5.02	5.05	5.02	5.05	5.02
Junior subordinated debentures	2.47	4.23	4.23	4.25	4.27
Total interest-bearing liabilities	0.39%	0.42%	0.48%	0.56%	0.63%

Interest rate spread (1)(2)	2.47%	2.41%	2.42%	2.44%	2.33%
Less: Fully taxable-equivalent adjustment	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)
Net free funds/contribution (3)	0.14	0.14	0.17	0.19	0.21
Net interest margin (GAAP) (2)	2.60%	2.54%	2.58%	2.62%	2.53%
Fully taxable-equivalent adjustment	0.01	0.01	0.01	0.01	0.01
Net interest margin, fully taxable-equivalent (non-GAAP) (2)	2.61%	2.55%	2.59%	2.63%	2.54%
(1)Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(2)See “Supplemental Non-GAAP Financial Measures/Ratios” at Table 17 for additional information on this performance measure/ratio.
(3)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

TABLE 7: INTEREST RATE SENSITIVITY

As an ongoing part of its financial strategy, the Company attempts to manage the impact of fluctuations in market interest rates on net interest income. Management measures its exposure to changes in interest rates by modeling many different interest rate scenarios.

The following interest rate scenarios display the percentage change in net interest income over a one-year time horizon assuming increases of 100 and 200 basis points and a decrease of 100 basis points. The Static Shock Scenario results incorporate actual cash flows and repricing characteristics for balance sheet instruments following an instantaneous, parallel change in market rates based upon a static (i.e. no growth or constant) balance sheet. Conversely, the Ramp Scenario results incorporate management’s projections of future volume and pricing of each of the product lines following a gradual, parallel change in market rates over twelve months. Actual results may differ from these simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies. The interest rate sensitivity for both the Static Shock and Ramp Scenario is as follows:

Static Shock Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points
Mar 31, 2022	21.4%	11.0%	(11.3)%
Dec 31, 2021	25.3	12.4	(8.5)
Sep 30, 2021	24.3	11.5	(7.8)
Jun 30, 2021	24.6	11.7	(6.9)
Mar 31, 2021	22.0	10.2	(7.2)

Ramp Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points
Mar 31, 2022	11.2%	5.8%	(7.1)%
Dec 31, 2021	13.9	6.9	(5.6)
Sep 30, 2021	10.8	5.4	(3.8)
Jun 30, 2021	11.4	5.8	(3.3)
Mar 31, 2021	10.7	5.4	(3.6)

TABLE 8: MATURITIES AND SENSITIVITIES TO CHANGES IN INTEREST RATES

	Loans repricing or maturity period
As of March 31, 2022	One year or less	From one to five years	From five to fifteen years	After fifteen years	Total
(In thousands)
Commercial
Fixed rate	$459,243	$2,128,103	$1,317,788	$11,690	$3,916,824
Fixed rate - PPP	14,053	239,911	—	—	253,964
Variable rate	7,410,135	2,985	55	—	7,413,175
Total commercial	$7,883,431	$2,370,999	$1,317,843	$11,690	$11,583,963
Commercial real estate
Fixed rate	445,996	2,464,523	528,599	38,784	3,477,902
Variable rate	5,740,276	16,896	—	—	5,757,172
Total commercial real estate	$6,186,272	$2,481,419	$528,599	$38,784	$9,235,074
Home equity
Fixed rate	13,341	3,596	7	40	16,984
Variable rate	304,451	—	—	—	304,451
Total home equity	$317,792	$3,596	$7	$40	$321,435
Residential real estate
Fixed rate	15,634	5,566	29,696	925,814	976,710
Variable rate	61,274	215,288	546,713	—	823,275
Total residential real estate	$76,908	$220,854	$576,409	$925,814	$1,799,985
Premium finance receivables - property & casualty
Fixed rate	4,794,729	142,679	—	—	4,937,408
Variable rate	—	—	—	—	—
Total premium finance receivables - property & casualty	$4,794,729	$142,679	$—	$—	$4,937,408
Premium finance receivables - life insurance
Fixed rate	8,668	486,604	21,756	—	517,028
Variable rate	6,837,135	—	—	—	6,837,135
Total premium finance receivables - life insurance	$6,845,803	$486,604	$21,756	$—	$7,354,163
Consumer and other
Fixed rate	19,937	5,204	90	494	25,725
Variable rate	22,794	—	—	—	22,794
Total consumer and other	$42,731	$5,204	$90	$494	$48,519

Total per category
Fixed rate	5,757,548	5,236,275	1,897,936	976,822	13,868,581
Fixed rate - PPP	14,053	239,911	—	—	253,964
Variable rate	20,376,065	235,169	546,768	—	21,158,002
Total loans, net of unearned income	$26,147,666	$5,711,355	$2,444,704	$976,822	$35,280,547

Variable Rate Loan Pricing by Index:
Prime					$3,399,089
One- month LIBOR					7,944,718
Three- month LIBOR					299,324
Twelve- month LIBOR					6,803,367
U.S. Treasury tenors					115,188
SOFR tenors					1,758,787
Ameribor tenors					221,689
One-month BSBY					7,360
Other					608,480
Total variable rate					$21,158,002
LIBOR - London Interbank Offered Rate.
SOFR - Secured Overnight Financing Rate.
Ameribor - American Interbank Offered Rate.
BSBY - Bloomberg Short Term Bank Yield Index.

1M LIBOR
3M LIBOR
12M LIBOR
PRIME
LIBOR
PRIME
3.00
2.80
2.60
2.40
2.20
2.00
1.80
1.60
1.40
1.20
1.00
0.80
0.60
0.40
0.20
0.00
5.00
4.50
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
3/31/21
4/30/21
5/31/21
6/30/21
7/31/21
8/31/21
9/30/21
10/31/21
11/30/21
12/31/21
1/31/22
2/28/22
3/31/22

	3/31/2021	4/30/2021	5/31/2021	6/30/2021	7/31/2021	8/31/2021	9/30/2021	10/31/2021	11/30/2021	12/31/2021	1/31/2022	2/28/2022	3/31/2022
1M Libor	0.11	0.11	0.09	0.10	0.09	0.08	0.08	0.09	0.09	0.10	0.11	0.24	0.45
3M Libor	0.19	0.18	0.13	0.15	0.12	0.12	0.13	0.13	0.17	0.21	0.31	0.50	0.96
12M Libor	0.28	0.28	0.25	0.25	0.24	0.23	0.24	0.36	0.38	0.58	0.96	1.29	2.10
Prime	3.25	3.25	3.25	3.25	3.25	3.25	3.25	3.25	3.25	3.25	3.25	3.25	3.50

Source: Bloomberg

As noted in the table on the previous page, the majority of the Company’s portfolio is tied to LIBOR indices which, as shown in the table above, do not mirror the same changes as the Prime rate which has historically moved when the Federal Reserve raises or lowers interest rates.  Specifically, the Company has $7.9 billion of variable rate loans tied to one-month LIBOR and $6.8 billion of variable rate loans tied to twelve-month LIBOR. The above chart shows:

	Basis Point (bp) Change in
	Prime		1-month LIBOR		12-month LIBOR
First Quarter 2022	25	bps	35	bps	152	bps
Fourth Quarter 2021	0		2		34
Third Quarter 2021	0		-2		-1
Second Quarter 2021	0		-1		-3
First Quarter 2021	0		-3		-6

TABLE 9: ALLOWANCE FOR CREDIT LOSSES

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2022	2021	2021	2021	2021
Allowance for credit losses at beginning of period	$299,731	$296,138	$304,121	$321,308	$379,969
Provision for credit losses	4,106	9,299	(7,916)	(15,299)	(45,347)
Initial allowance for credit losses recognized on PCD assets acquired during the period (1)	—	470	—	—	—
Other adjustments	22	5	(65)	34	31
Charge-offs:
Commercial	1,414	4,431	1,352	3,237	11,781
Commercial real estate	777	495	406	1,412	980
Home equity	197	135	59	142	—
Residential real estate	466	1,067	10	3	2
Premium finance receivables	1,678	2,314	1,390	2,077	3,239
Consumer and other	193	157	112	104	114
Total charge-offs	4,725	8,599	3,329	6,975	16,116
Recoveries:
Commercial	538	389	816	902	452
Commercial real estate	32	217	373	514	200
Home equity	93	461	313	328	101
Residential real estate	5	85	5	36	204
Premium finance receivables	1,476	1,240	1,728	3,239	1,782
Consumer and other	49	26	92	34	32
Total recoveries	2,193	2,418	3,327	5,053	2,771
Net charge-offs	(2,532)	(6,181)	(2)	(1,922)	(13,345)
Allowance for credit losses at period end	$301,327	$299,731	$296,138	$304,121	$321,308

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial	0.03%	0.14%	0.02%	0.08%	0.37%
Commercial real estate	0.03	0.01	0.00	0.04	0.04
Home equity	0.13	(0.38)	(0.28)	(0.20)	(0.10)
Residential real estate	0.11	0.25	0.00	(0.01)	(0.06)
Premium finance receivables	0.01	0.04	(0.01)	(0.04)	0.06
Consumer and other	1.19	0.95	0.26	0.69	0.57
Total loans, net of unearned income	0.03%	0.07%	0.00%	0.02%	0.17%

Loans at period end	$35,280,547	$34,789,104	$33,264,043	$32,911,187	$33,171,233
Allowance for loan losses as a percentage of loans at period end	0.71%	0.71%	0.75%	0.79%	0.84%
Allowance for loan and unfunded lending-related commitment losses as a percentage of loans at period end	0.85	0.86	0.89	0.92	0.97
Allowance for loan and unfunded lending-related commitment losses as a percentage of loans at period end, excluding PPP loans	0.86	0.88	0.92	0.98	1.08
(1)The initial allowance for credit losses on purchased credit deteriorated (“PCD”) loans acquired during the period measured approximately $2.8 million, of which approximately $2.3 million was charged-off related to PCD loans that met the Company’s charge-off policy at the time of acquisition. After considering these loans that were immediately charged-off, the net impact of PCD allowance for credit losses at the acquisition date was approximately $470,000.

TABLE 10: ALLOWANCE AND PROVISION FOR CREDIT LOSSES BY COMPONENT

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2022	2021	2021	2021	2021
Provision for loan losses	$5,214	$4,929	$(12,410)	$(14,731)	$(28,351)
Provision for unfunded lending-related commitments losses	(1,189)	4,375	4,501	(558)	(17,035)
Provision for held-to-maturity securities losses	81	(5)	(7)	(10)	39
Provision for credit losses	$4,106	$9,299	$(7,916)	$(15,299)	$(45,347)

Allowance for loan losses	$250,539	$247,835	$248,612	$261,089	$277,709
Allowance for unfunded lending-related commitments losses	50,629	51,818	47,443	42,942	43,500
Allowance for loan losses and unfunded lending-related commitments losses	301,168	299,653	296,055	304,031	321,209
Allowance for held-to-maturity securities losses	159	78	83	90	99
Allowance for credit losses	$301,327	$299,731	$296,138	$304,121	$321,308

TABLE 11: ALLOWANCE BY LOAN PORTFOLIO

The table below summarizes the calculation of allowance for loan losses and allowance for unfunded lending-related commitments losses for the Company’s loan portfolios as well as core and niche portfolios, as of March 31, 2022, December 31, 2021 and September 30, 2021.

	As of Mar 31, 2022			As of Dec 31, 2021			As of Sep 30, 2021
(Dollars in thousands)	Recorded Investment	Calculated Allowance	% of its category’s balance	Recorded Investment	Calculated Allowance	% of its category’s balance	Recorded Investment	Calculated Allowance	% of its category’s balance
Commercial:
Commercial, industrial and other, excluding PPP loans	$11,329,999	$120,910	1.07%	$11,345,785	$119,305	1.05%	$10,105,984	$109,780	1.09%
Commercial PPP loans	253,964	1	0.00	558,283	2	0.00	1,081,988	2	0.00
Commercial real estate:
Construction and development	1,396,406	34,206	2.45	1,356,204	35,206	2.60	1,343,715	34,101	2.54
Non-construction	7,838,668	110,700	1.41	7,634,082	109,377	1.43	7,541,999	105,934	1.40
Home equity	321,435	10,566	3.29	335,155	10,699	3.19	347,662	10,939	3.15
Residential real estate	1,799,985	9,429	0.52	1,637,099	8,782	0.54	1,547,736	16,272	1.05
Premium finance receivables
Commercial insurance loans	4,937,408	14,082	0.29	4,855,487	15,246	0.31	4,616,977	17,996	0.39
Life insurance loans	7,354,163	640	0.01	7,042,810	613	0.01	6,655,453	579	0.01
Consumer and other	48,519	634	1.31	24,199	423	1.75	22,529	452	2.01
Total loans, net of unearned income	$35,280,547	$301,168	0.85%	$34,789,104	$299,653	0.86%	$33,264,043	$296,055	0.89%
Total loans, net of unearned income, excluding PPP loans	$35,026,583	$301,167	0.86%	$34,230,821	$299,651	0.88%	$32,182,055	$296,053	0.92%

Total core loans (1)	$20,084,782	$262,447	1.31%	$19,599,090	$260,511	1.33%	$18,690,730	$257,788	1.38%
Total niche loans (1)	14,941,801	38,720	0.26	14,631,731	39,140	0.27	13,491,325	38,265	0.28
Total PPP loans	253,964	1	0.00	558,283	2	0.00	1,081,988	2	0.00

(1)See Table 1 for additional detail on core and niche loans.

TABLE 12: LOAN PORTFOLIO AGING

(Dollars in thousands)	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
Loan Balances:
Commercial
Nonaccrual	$16,878	$20,399	$26,468	$23,232	$22,459
90+ days and still accruing	—	15	—	1,244	—
60-89 days past due	1,294	24,262	9,768	5,204	13,292
30-59 days past due	31,889	43,861	25,224	18,478	35,541
Current	11,533,902	11,815,531	11,126,512	11,394,118	12,636,915
Total commercial	$11,583,963	$11,904,068	$11,187,972	$11,442,276	$12,708,207
Commercial real estate
Nonaccrual	$12,301	$21,746	$23,706	$26,035	$34,380
90+ days and still accruing	—	—	—	—	—
60-89 days past due	2,648	284	5,395	4,382	8,156
30-59 days past due	30,141	40,443	79,818	19,698	70,168
Current	9,189,984	8,927,813	8,776,795	8,628,254	8,432,075
Total commercial real estate	$9,235,074	$8,990,286	$8,885,714	$8,678,369	$8,544,779
Home equity
Nonaccrual	$1,747	$2,574	$3,449	$3,478	$5,536
90+ days and still accruing	—	—	164	—	—
60-89 days past due	199	—	340	301	492
30-59 days past due	545	1,120	867	777	780
Current	318,944	331,461	342,842	365,250	383,445
Total home equity	$321,435	$335,155	$347,662	$369,806	$390,253
Residential real estate
Early buy-out loans guaranteed by U.S. government agencies (1)	$50,096	$30,828	$26,986	$50,778	$51,841
Nonaccrual	7,262	16,440	22,633	23,050	21,553
90+ days and still accruing	—	—	—	—	—
60-89 days past due	293	982	1,540	1,584	944
30-59 days past due	18,808	12,145	1,076	2,139	13,768
Current	1,723,526	1,576,704	1,495,501	1,452,734	1,333,867
Total residential real estate	$1,799,985	$1,637,099	$1,547,736	$1,530,285	$1,421,973
Premium finance receivables
Nonaccrual	$6,707	$5,433	$7,300	$6,418	$9,690
90+ days and still accruing	12,363	7,217	5,811	3,570	4,783
60-89 days past due	31,291	28,104	15,804	7,759	5,113
30-59 days past due	36,800	89,070	21,654	32,758	31,373
Current	12,204,410	11,768,473	11,221,861	10,830,922	10,019,079
Total premium finance receivables	$12,291,571	$11,898,297	$11,272,430	$10,881,427	$10,070,038
Consumer and other
Nonaccrual	$4	$477	$384	$485	$497
90+ days and still accruing	43	137	126	178	161
60-89 days past due	5	34	16	22	8
30-59 days past due	221	509	125	75	74
Current	48,246	23,042	21,878	8,264	35,243
Total consumer and other	$48,519	$24,199	$22,529	$9,024	$35,983
Total loans, net of unearned income
Early buy-out loans guaranteed by U.S. government agencies (1)	$50,096	$30,828	$26,986	$50,778	$51,841
Nonaccrual	44,899	67,069	83,940	82,698	94,115
90+ days and still accruing	12,406	7,369	6,101	4,992	4,944
60-89 days past due	35,730	53,666	32,863	19,252	28,005
30-59 days past due	118,404	187,148	128,764	73,925	151,704
Current	35,019,012	34,443,024	32,985,389	32,679,542	32,840,624
Total loans, net of unearned income	$35,280,547	$34,789,104	$33,264,043	$32,911,187	$33,171,233
(1)Early buy-out loans are insured or guaranteed by the FHA or the U.S. Department of Veterans Affairs, subject to indemnifications and insurance limits for certain loans.

TABLE 13: NON-PERFORMING ASSETS(1) AND TROUBLED DEBT RESTRUCTURINGS (“TDRs”)

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2022	2021	2021	2021	2021
Loans past due greater than 90 days and still accruing (2):
Commercial	$—	$15	$—	$1,244	$—
Commercial real estate	—	—	—	—	—
Home equity	—	—	164	—	—
Residential real estate	—	—	—	—	—
Premium finance receivables	12,363	7,217	5,811	3,570	4,783
Consumer and other	43	137	126	178	161
Total loans past due greater than 90 days and still accruing	12,406	7,369	6,101	4,992	4,944
Non-accrual loans:
Commercial	16,878	20,399	26,468	23,232	22,459
Commercial real estate	12,301	21,746	23,706	26,035	34,380
Home equity	1,747	2,574	3,449	3,478	5,536
Residential real estate	7,262	16,440	22,633	23,050	21,553
Premium finance receivables	6,707	5,433	7,300	6,418	9,690
Consumer and other	4	477	384	485	497
Total non-accrual loans	44,899	67,069	83,940	82,698	94,115
Total non-performing loans:
Commercial	16,878	20,414	26,468	24,476	22,459
Commercial real estate	12,301	21,746	23,706	26,035	34,380
Home equity	1,747	2,574	3,613	3,478	5,536
Residential real estate	7,262	16,440	22,633	23,050	21,553
Premium finance receivables	19,070	12,650	13,111	9,988	14,473
Consumer and other	47	614	510	663	658
Total non-performing loans	$57,305	$74,438	$90,041	$87,690	$99,059
Other real estate owned	4,978	1,959	9,934	10,510	8,679
Other real estate owned - from acquisitions	1,225	2,312	3,911	5,062	7,134
Other repossessed assets	—	—	—	—	—
Total non-performing assets	$63,508	$78,709	$103,886	$103,262	$114,872
Accruing TDRs not included within non-performing assets	$35,922	$37,486	$38,468	$44,019	$46,151
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.15%	0.17%	0.24%	0.21%	0.18%
Commercial real estate	0.13	0.24	0.27	0.30	0.40
Home equity	0.54	0.77	1.04	0.94	1.42
Residential real estate	0.40	1.00	1.46	1.51	1.52
Premium finance receivables	0.16	0.11	0.12	0.09	0.14
Consumer and other	0.10	2.54	2.26	7.35	1.83
Total loans, net of unearned income	0.16%	0.21%	0.27%	0.27%	0.30%
Total non-performing assets as a percentage of total assets	0.13%	0.16%	0.22%	0.22%	0.25%
Allowance for loan losses and unfunded lending-related commitments losses as a percentage of non-accrual loans	670.77%	446.78%	352.70%	367.64%	341.29%

(1)Excludes early buy-out loans guaranteed by U.S. government agencies. Early buy-out loans are insured or guaranteed by the FHA or the U.S. Department of Veterans Affairs, subject to indemnifications and insurance limits for certain loans.
(2)As of March 31, 2022, December 31, 2021, September 30, 2021, and June 2021, approximately $320,000, $320,000, $445,000 and $320,000, respectively, of TDRs were past due greater than 90 days and still accruing interest. No TDRs as of March 31, 2021 were past due greater than 90 days and still accruing interest.

Non-performing Loans Rollforward, excluding early buy-out loans guaranteed by U.S. government agencies

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2022	2021	2021	2021	2021

Balance at beginning of period	$74,438	$90,041	$87,690	$99,059	$127,513
Additions from becoming non-performing in the respective period	4,141	6,851	9,341	12,762	9,894
Return to performing status	(729)	(6,616)	(3,322)	—	(654)
Payments received	(20,139)	(13,212)	(5,568)	(12,312)	(22,731)
Transfer to OREO and other repossessed assets	(4,377)	(275)	(720)	(3,660)	(1,372)
Charge-offs, net	(2,354)	(5,167)	(548)	(4,684)	(2,952)
Net change for niche loans (1)	6,325	2,816	3,168	(3,475)	(10,639)
Balance at end of period	$57,305	$74,438	$90,041	$87,690	$99,059
(1)This includes activity for premium finance receivables and indirect consumer loans.

TDRs

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2022	2021	2021	2021	2021
Accruing TDRs:
Commercial	$2,773	$4,131	$4,532	$6,911	$7,536
Commercial real estate	10,068	8,421	8,385	9,659	9,478
Residential real estate and other	23,081	24,934	25,551	27,449	29,137
Total accrual	$35,922	$37,486	$38,468	$44,019	$46,151
Non-accrual TDRs: (1)
Commercial	$4,935	$6,746	$3,079	$4,104	$5,583
Commercial real estate	2,050	2,050	3,239	3,434	1,309
Residential real estate and other	1,964	3,027	3,685	4,190	3,540
Total non-accrual	$8,949	$11,823	$10,003	$11,728	$10,432
Total TDRs:
Commercial	$7,708	$10,877	$7,611	$11,015	$13,119
Commercial real estate	12,118	10,471	11,624	13,093	10,787
Residential real estate and other	25,045	27,961	29,236	31,639	32,677
Total TDRs	$44,871	$49,309	$48,471	$55,747	$56,583
(1)Included in total non-performing loans.

Other Real Estate Owned

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2022	2021	2021	2021	2021
Balance at beginning of period	$4,271	$13,845	$15,572	$15,813	$16,558
Disposals/resolved	(2,497)	(9,664)	(1,949)	(3,152)	(2,162)
Transfers in at fair value, less costs to sell	4,429	275	315	3,660	1,587
Fair value adjustments	—	(185)	(93)	(749)	(170)
Balance at end of period	$6,203	$4,271	$13,845	$15,572	$15,813

	Period End
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Balance by Property Type:	2022	2021	2021	2021	2021
Residential real estate	$1,127	$1,310	$1,592	$1,952	$2,713
Residential real estate development	—	—	934	1,030	1,287
Commercial real estate	5,076	2,961	11,319	12,590	11,813
Total	$6,203	$4,271	$13,845	$15,572	$15,813

TABLE 14: NON-INTEREST INCOME

	Three Months Ended					Q1 2022 compared to Q4 2021		Q1 2022 compared to Q1 2021
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2022	2021	2021	2021	2021	$ Change	% Change	$ Change	% Change
Brokerage	$4,632	$5,292	$5,230	$5,148	$5,040	$(660)	(12)%	$(408)	(8)%
Trust and asset management	26,762	27,197	26,301	25,542	24,269	(435)	(2)	2,493	10
Total wealth management	31,394	32,489	31,531	30,690	29,309	(1,095)	(3)	2,085	7
Mortgage banking	77,231	53,138	55,794	50,584	113,494	24,093	45	(36,263)	(32)
Service charges on deposit accounts	15,283	14,734	14,149	13,249	12,036	549	4	3,247	27
(Losses) gains on investment securities, net	(2,782)	(1,067)	(2,431)	1,285	1,154	(1,715)	NM	(3,936)	NM
Fees from covered call options	3,742	1,128	1,157	1,388	—	2,614	NM	3,742	NM
Trading gains (losses), net	3,889	206	58	(438)	419	3,683	NM	3,470	NM
Operating lease income, net	15,475	14,204	12,807	12,240	14,440	1,271	9	1,035	7
Other:
Interest rate swap fees	4,569	3,526	4,868	2,820	2,488	1,043	30	2,081	84
BOLI	48	1,192	2,154	1,342	1,124	(1,144)	(96)	(1,076)	(96)
Administrative services	1,853	1,846	1,359	1,228	1,256	7	—	597	48
Foreign currency remeasurement gains (losses)	11	111	77	(782)	99	(100)	(90)	(88)	(89)
Early pay-offs of capital leases	265	249	209	195	(52)	16	6	317	NM
Miscellaneous	11,812	12,011	14,742	15,572	10,739	(199)	(2)	1,073	10
Total Other	18,558	18,935	23,409	20,375	15,654	(377)	(2)	2,904	19
Total Non-Interest Income	$162,790	$133,767	$136,474	$129,373	$186,506	$29,023	22%	$(23,716)	(13)%
NM - Not meaningful.

TABLE 15: MORTGAGE BANKING

	Three Months Ended
(Dollars in thousands)	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
Originations:
Retail originations	$647,785	$980,627	$1,153,265	$1,328,721	$1,641,664
Veterans First originations	247,738	318,244	405,663	395,290	580,303
Total originations for sale (A)	$895,523	$1,298,871	$1,558,928	$1,724,011	$2,221,967
Originations for investment	274,628	177,676	181,886	249,749	321,858
Total originations	$1,170,151	$1,476,547	$1,740,814	$1,973,760	$2,543,825

Retail originations as percentage of originations for sale	72%	75%	74%	77%	74%
Veterans First originations as a percentage of originations for sale	28	25	26	23	26

Purchases as a percentage of originations for sale	53%	52%	56%	53%	27%
Refinances as a percentage of originations for sale	47	48	44	47	73

Production Margin:
Production revenue (B) (1)	$14,585	$28,182	$39,247	$37,531	$71,282

Total originations for sale (A)	$895,523	$1,298,871	$1,558,928	$1,724,011	$2,221,967
Add: Current period end mandatory interest rate lock commitments to fund originations for sale (2)	330,196	353,509	510,982	605,400	798,534
Less: Prior period end mandatory interest rate lock commitments to fund originations for sale (2)	353,509	510,982	605,400	798,534	1,072,717
Total mortgage production volume (C)	$872,210	$1,141,398	$1,464,510	$1,530,877	$1,947,784

Production margin (B / C)	1.67%	2.47%	2.68%	2.45%	3.66%

Mortgage Servicing:
Loans serviced for others (D)	$13,426,535	$13,126,254	$12,720,126	$12,307,337	$11,530,676
MSRs, at fair value (E)	199,146	147,571	133,552	127,604	124,316
Percentage of MSRs to loans serviced for others (E / D)	1.48%	1.12%	1.05%	1.04%	1.08%
Servicing income	$10,851	$10,766	$10,454	$9,830	$9,636

Components of MSR:
MSR - current period capitalization	$14,401	$15,080	$15,546	$17,512	$24,616
MSR - collection of expected cash flows - paydowns	(1,215)	(1,101)	(1,036)	(991)	(728)
MSR - collection of expected cash flows - payoffs	(4,801)	(6,385)	(7,558)	(7,549)	(9,440)
MSR - changes in fair value model assumptions	43,365	6,656	(888)	(5,540)	18,045

Summary of Mortgage Banking Revenue:
Production revenue (1)	$14,585	$28,182	$39,247	$37,531	$71,282
Servicing income	10,851	10,766	10,454	9,830	9,636
MSR activity	51,750	14,250	6,064	3,432	32,493
Other	45	(60)	29	(209)	83
Total mortgage banking revenue	$77,231	$53,138	$55,794	$50,584	$113,494
(1)Production revenue represents revenue earned from the origination and subsequent sale of mortgages, including gains on loans sold and fees from originations, changes in other related financial instruments carried at fair value, processing and other related activities, and excludes servicing fees, changes in the fair value of servicing rights and changes to the mortgage recourse obligation and other non-production revenue.
(2)Certain volume adjusted for the estimated pull-through rate of the loan, which represents the Company’s best estimate of the likelihood that a committed loan will ultimately fund.

TABLE 16: NON-INTEREST EXPENSE

	Three Months Ended					Q1 2022 compared to Q4 2021		Q1 2022 compared to Q1 2021
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2022	2021	2021	2021	2021	$ Change	% Change	$ Change	% Change
Salaries and employee benefits:
Salaries	$92,116	$91,612	$88,161	$91,089	$91,053	$504	1%	$1,063	1%
Commissions and incentive compensation	51,793	49,923	57,026	53,751	61,367	1,870	4	(9,574)	(16)
Benefits	28,446	25,596	25,725	27,977	28,389	2,850	11	57	—
Total salaries and employee benefits	172,355	167,131	170,912	172,817	180,809	5,224	3	(8,454)	(5)
Software and equipment	22,810	23,708	22,029	20,866	20,912	(898)	(4)	1,898	9
Operating lease equipment depreciation	9,708	10,147	10,013	9,949	10,771	(439)	(4)	(1,063)	(10)
Occupancy, net	17,824	18,343	18,158	17,687	19,996	(519)	(3)	(2,172)	(11)
Data processing	7,505	7,207	7,104	6,920	6,048	298	4	1,457	24
Advertising and marketing	11,924	13,981	13,443	11,305	8,546	(2,057)	(15)	3,378	40
Professional fees	8,401	7,551	7,052	7,304	7,587	850	11	814	11
Amortization of other acquisition-related intangible assets	1,609	1,811	1,877	2,039	2,007	(202)	(11)	(398)	(20)
FDIC insurance	7,729	7,317	6,750	6,405	6,558	412	6	1,171	18
OREO expense, net	(1,032)	(641)	(1,531)	769	(251)	(391)	61	(781)	NM
Other:
Commissions - 3rd party brokers	917	861	884	889	846	56	7	71	8
Postage	1,416	1,684	2,018	1,900	1,743	(268)	(16)	(327)	(19)
Miscellaneous	23,132	24,299	23,435	21,262	21,317	(1,167)	(5)	1,815	9
Total other	25,465	26,844	26,337	24,051	23,906	(1,379)	(5)	1,559	7
Total Non-Interest Expense	$284,298	$283,399	$282,144	$280,112	$286,889	$899	0%	$(2,591)	(1)%
NM - Not meaningful.

TABLE 17: SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES/RATIOS

The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), taxable-equivalent net interest margin (including its individual components), the taxable-equivalent efficiency ratio, tangible common equity ratio, tangible book value per common share, return on average tangible common equity, and pre-tax income, excluding provision for credit losses. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the Company’s interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.

Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis using tax rates effective as of the end of the period. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a fully taxable-equivalent basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. The Company references the return on average tangible common equity as a measurement of profitability. Management considers pre-tax income, excluding provision for credit losses, as a useful measurement of the Company’s core net income.

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars and shares in thousands)	2022	2021	2021	2021	2021
Reconciliation of Non-GAAP Net Interest Margin and Efficiency Ratio:
(A) Interest Income (GAAP)	$328,252	$327,979	$322,457	$319,579	$305,469
Taxable-equivalent adjustment:
- Loans	427	417	411	415	384
- Liquidity Management Assets	465	486	492	494	500
- Other Earning Assets	2	2	—	—	—
(B) Interest Income (non-GAAP)	$329,146	$328,884	$323,360	$320,488	$306,353
(C) Interest Expense (GAAP)	28,958	32,003	34,961	39,989	43,574
(D) Net Interest Income (GAAP) (A minus C)	$299,294	$295,976	$287,496	$279,590	$261,895
(E) Net Interest Income (non-GAAP) (B minus C)	$300,188	$296,881	$288,399	$280,499	$262,779
Net interest margin (GAAP)	2.60%	2.54%	2.58%	2.62%	2.53%
Net interest margin, fully taxable-equivalent (non-GAAP)	2.61	2.55	2.59	2.63	2.54
(F) Non-interest income	$162,790	$133,767	$136,474	$129,373	$186,506
(G) (Losses) gains on investment securities, net	(2,782)	(1,067)	(2,431)	1,285	1,154
(H) Non-interest expense	284,298	283,399	282,144	280,112	286,889
Efficiency ratio (H/(D+F-G))	61.16%	65.78%	66.17%	68.71%	64.15%
Efficiency ratio (non-GAAP) (H/(E+F-G))	61.04	65.64	66.03	68.56	64.02

Reconciliation of Non-GAAP Tangible Common Equity Ratio:
Total shareholders’ equity (GAAP)	$4,492,256	$4,498,688	$4,410,317	$4,339,011	$4,252,511
Less: Non-convertible preferred stock (GAAP)	(412,500)	(412,500)	(412,500)	(412,500)	(412,500)
Less: Intangible assets (GAAP)	(682,101)	(683,456)	(675,910)	(678,333)	(680,052)
(I) Total tangible common shareholders’ equity (non-GAAP)	$3,397,655	$3,402,732	$3,321,907	$3,248,178	$3,159,959
(J) Total assets (GAAP)	$50,250,661	$50,142,143	$47,832,271	$46,738,450	$45,682,202
Less: Intangible assets (GAAP)	(682,101)	(683,456)	(675,910)	(678,333)	(680,052)
(K) Total tangible assets (non-GAAP)	$49,568,560	$49,458,687	$47,156,361	$46,060,117	$45,002,150
Common equity to assets ratio (GAAP) (L/J)	8.1%	8.1%	8.4%	8.4%	8.4%
Tangible common equity ratio (non-GAAP) (I/K)	6.9	6.9	7.0	7.1	7.0

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars and shares in thousands)	2022	2021	2021	2021	2021
Reconciliation of Non-GAAP Tangible Book Value per Common Share:
Total shareholders’ equity	$4,492,256	$4,498,688	$4,410,317	$4,339,011	$4,252,511
Less: Preferred stock	(412,500)	(412,500)	(412,500)	(412,500)	(412,500)
(L) Total common equity	$4,079,756	$4,086,188	$3,997,817	$3,926,511	$3,840,011
(M) Actual common shares outstanding	57,253	57,054	56,956	57,067	57,023
Book value per common share (L/M)	$71.26	$71.62	$70.19	$68.81	$67.34
Tangible book value per common share (non-GAAP) (I/M)	59.34	59.64	58.32	56.92	55.42

Reconciliation of Non-GAAP Return on Average Tangible Common Equity:
(N) Net income applicable to common shares	$120,400	$91,766	$102,146	$98,118	$146,157
Add: Intangible asset amortization	1,609	1,811	1,877	2,039	2,007
Less: Tax effect of intangible asset amortization	(430)	(505)	(509)	(553)	(522)
After-tax intangible asset amortization	$1,179	$1,306	$1,368	$1,486	$1,485
(O) Tangible net income applicable to common shares (non-GAAP)	$121,579	$93,072	$103,514	$99,604	$147,642
Total average shareholders’ equity	$4,500,460	$4,433,953	$4,343,915	$4,256,778	$4,164,890
Less: Average preferred stock	(412,500)	(412,500)	(412,500)	(412,500)	(412,500)
(P) Total average common shareholders’ equity	$4,087,960	$4,021,453	$3,931,415	$3,844,278	$3,752,390
Less: Average intangible assets	(682,603)	(677,470)	(677,201)	(679,535)	(680,805)
(Q) Total average tangible common shareholders’ equity (non-GAAP)	$3,405,357	$3,343,983	$3,254,214	$3,164,743	$3,071,585
Return on average common equity, annualized (N/P)	11.94%	9.05%	10.31%	10.24%	15.80%
Return on average tangible common equity, annualized (non-GAAP) (O/Q)	14.48	11.04	12.62	12.62	19.49

Reconciliation of Non-GAAP Pre-Tax, Pre-Provision Income:
Income before taxes	$173,680	$137,045	$149,742	$144,150	$206,859
Add: Provision for credit losses	4,106	9,299	(7,916)	(15,299)	(45,347)
Pre-tax income, excluding provision for credit losses (non-GAAP)	$177,786	$146,344	$141,826	$128,851	$161,512

WINTRUST SUBSIDIARIES AND LOCATIONS

Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, N.A., Hinsdale Bank & Trust Company, N.A., Wintrust Bank, N.A., in Chicago, Libertyville Bank & Trust Company, N.A., Barrington Bank & Trust Company, N.A., Crystal Lake Bank & Trust Company, N.A., Northbrook Bank & Trust Company, N.A., Schaumburg Bank & Trust Company, N.A., Village Bank & Trust, N.A., in Arlington Heights, Beverly Bank & Trust Company, N.A. in Chicago, Wheaton Bank & Trust Company, N.A., State Bank of The Lakes, N.A., in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company, N.A. and Town Bank, N.A., in Hartland, Wisconsin.

In addition to the locations noted above, the banks also operate facilities in Illinois in Addison, Algonquin, Aurora, Bloomingdale, Bolingbrook, Buffalo Grove, Burbank, Cary, Clarendon Hills, Crete, Countryside, Darien, Deerfield, Des Plaines, Downers Grove, Elgin, Elk Grove Village, Elmhurst, Evanston, Evergreen Park, Frankfort, Geneva, Glen Ellyn, Glencoe, Glenview, Gurnee, Grayslake, Hanover Park, Highland Park, Highwood, Hoffman Estates, Homer Glen, Itasca, Joliet, Lake Bluff, Lake Villa, Lansing, Lemont, Lindenhurst, Lynwood, Markham, Maywood, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, Northfield, Norridge, Oak Lawn, Oak Park, Orland Park, Palatine, Park Ridge, Prospect Heights, Riverside, Rockford, Rolling Meadows, Round Lake Beach, Shorewood, Skokie, South Holland, Spring Grove, Steger, Stone Park, Vernon Hills, Wauconda, Waukegan, Western Springs, Willowbrook, Wilmette, Winnetka and Wood Dale, and in Wisconsin in Burlington, Clinton, Delafield, Delavan, Elm Grove, Genoa City, Kenosha, Lake Geneva, Madison, Menomonee Falls, Milwaukee, Pewaukee, Racine, Wales, Walworth, Whitefish Bay and Wind Lake, and in Dyer, Indiana and in Naples, Florida.

Additionally, the Company operates various non-bank business units:
•FIRST Insurance Funding and Wintrust Life Finance, each a division of Lake Forest Bank & Trust Company, N.A., serve commercial and life insurance loan customers, respectively, throughout the United States.
•First Insurance Funding of Canada serves commercial insurance loan customers throughout Canada.
•Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States.
•Wintrust Mortgage, a division of Barrington Bank & Trust Company, N.A., engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices.
•Wintrust Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest.
•Great Lakes Advisors LLC provides money management services and advisory services to individual accounts.
•The Chicago Trust Company, N.A., a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location.
•Wintrust Asset Finance offers direct leasing opportunities.
•CDEC provides Qualified Intermediary services (as defined by U.S. Treasury regulations) for taxpayers seeking to structure tax-deferred like-kind exchanges under Internal Revenue Code Section 1031.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, such as the impacts of the COVID-19 pandemic (including the emergence of variant strains), and which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2021 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•the severity, magnitude and duration of the COVID-19 pandemic, including the emergence of variant strains, and the direct and indirect impact of such pandemic, as well as responses to the pandemic by the government, businesses and consumers, on our operations and personnel, commercial activity and demand across our business and our customers’ businesses;
•the disruption of global, national, state and local economies associated with the COVID-19 pandemic, which could affect the Company’s liquidity and capital positions, impair the ability of our borrowers to repay outstanding loans, impair collateral values and further increase our allowance for credit losses;
•the impact of the COVID-19 pandemic on our financial results, including possible lost revenue and increased expenses (including the cost of capital), as well as possible goodwill impairment charges;
•economic conditions that affect the economy, housing prices, the job market and other factors that may adversely affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;
•negative effects suffered by us or our customers resulting from changes in U.S. trade policies;
•the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;
•estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;
•the financial success and economic viability of the borrowers of our commercial loans;
•commercial real estate market conditions in the Chicago metropolitan area and southern Wisconsin;
•the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in the Company’s allowance for credit losses;
•inaccurate assumptions in our analytical and forecasting models used to manage our loan portfolio;
•changes in the level and volatility of interest rates, the capital markets and other market indices (including developments and volatility arising from or related to the COVID-19 pandemic) that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;
•the interest rate environment, including a prolonged period of low interest rates or rising interest rates, either broadly or for some types of instruments, which may affect the Company’s net interest income and net interest margin, and which could materially adversely affect the Company’s profitability;
•competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services), which may result in loss of market share and reduced income from deposits, loans, advisory fees and income from other products;
•failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of the Company’s recent or future acquisitions;
•unexpected difficulties and losses related to FDIC-assisted acquisitions;
•harm to the Company’s reputation;
•any negative perception of the Company’s financial strength;
•ability of the Company to raise additional capital on acceptable terms when needed;
•disruption in capital markets, which may lower fair values for the Company’s investment portfolio;
•ability of the Company to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations and to manage risks associated therewith;
•failure or breaches of our security systems or infrastructure, or those of third parties;
•security breaches, including denial of service attacks, hacking, social engineering attacks, malware intrusion or data corruption attempts and identity theft;
•adverse effects on our information technology systems resulting from failures, human error or cyberattacks (including ransomware);
•adverse effects of failures by our vendors to provide agreed upon services in the manner and at the cost agreed, particularly our information technology vendors;
•increased costs as a result of protecting our customers from the impact of stolen debit card information;
•accuracy and completeness of information the Company receives about customers and counterparties to make credit decisions;
•ability of the Company to attract and retain senior management experienced in the banking and financial services industries;
•environmental liability risk associated with lending activities;
•the impact of any claims or legal actions to which the Company is subject, including any effect on our reputation;
•losses incurred in connection with repurchases and indemnification payments related to mortgages and increases in reserves associated therewith;
•the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;
•the soundness of other financial institutions;
•the expenses and delayed returns inherent in opening new branches and de novo banks;
•liabilities, potential customer loss or reputational harm related to closings of existing branches;
•examinations and challenges by tax authorities, and any unanticipated impact of the Tax Act;
•changes in accounting standards, rules and interpretations, and the impact on the Company’s financial statements;
•the ability of the Company to receive dividends from its subsidiaries;
•uncertainty about the discontinued use of LIBOR and transition to an alternative rate;
•a decrease in the Company’s capital ratios, including as a result of declines in the value of its loan portfolios, or otherwise;
•legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies, including those changes that are in response to the COVID-19 pandemic, including without limitation the Coronavirus Aid, Relief, and Economic Security Act, the Economic Aid to Hard-Hit Small Businesses, Nonprofits and Venues Act, and the rules and regulations that may be promulgated thereunder;
•a lowering of our credit rating;
•changes in U.S. monetary policy and changes to the Federal Reserve’s balance sheet, including changes in response to the COVID-19 pandemic, persistent inflation or otherwise;
•regulatory restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business;
•increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the regulatory environment;
•the impact of heightened capital requirements;
•increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;
•delinquencies or fraud with respect to the Company’s premium finance business;
•credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;
•the Company’s ability to comply with covenants under its credit facility;
•fluctuations in the stock market, which may have an adverse impact on the Company’s wealth management business and brokerage operation; and
•widespread outages of operational, communication, or other systems, whether internal or provided by third parties, natural or other disasters (including acts of terrorism, armed hostilities and pandemics), and the effects of climate change could have an adverse effect on the Company’s financial condition and results of operations, lead to material disruption of the Company’s operations or the ability or willingness of clients to access the Company’s products and services.

Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by the Company. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events after the date of the press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.

CONFERENCE CALL, WEBCAST AND REPLAY

The Company will hold a conference call on Wednesday, April 20, 2022 at 11:00 a.m. (Central Time) regarding first quarter 2022 results. Individuals interested in listening should call (877) 363-5049 and enter Conference ID #6069787. A simultaneous audio-only webcast and replay of the conference call as well as an accompanying slide presentation may be accessed via the Company’s website at https://www.wintrust.com, Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the first quarter 2022 earnings press release will be available on the home page of the Company’s website at https://www.wintrust.com and at the Investor Relations, Investor News and Events, Press Releases link on its website.